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AGREEMENT

        THIS AGREEMENT, between KEY PRODUCTION COMPANY, INC., a Colorado corporation ("Key"), and MONROE W. ROBERTSON ("Robertson"), is executed this 23rd day of February, 2002.

RECITALS

        1.    Robertson has been an employee and an officer of Key since 1992. Robertson's employment was pursuant to a written Employment Agreement dated September 1, 1992. Pursuant to that Employment Agreement, Robertson is entitled to certain payments upon termination of his employment.

        2.    As an employee of Key, Robertson participates in several employee benefit plans established and maintained by Key for its eligible employees.

        3.    Pursuant to the Key Production Company, Inc. Stock Option Plan (the "Stock Option"), Robertson was granted non-qualified options to purchase shares of the $0.25 par value common stock of Key (the "Stock"), 40,000 of these options are scheduled to vest on September 6, 2002.

        4.    Key wishes to recognize the substantial contribution made by Robertson to the formation of the Company and to its growth and significant increase in shareholder value.

        5.    Key and Robertson desire fully and forever to resolve all claims and potential claims between them by providing for the termination of Robertson's employment on the terms and conditions set forth below.

        6.    Key and Robertson desire to void the provisions of the Robertson's Employment Agreement and provide this written Agreement and the Non-Competition Agreement dated                        defining all of Robertson's rights upon termination of employment.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises described below, the parties hereto agree as follows:

        1.    Termination.    Robertson shall voluntarily terminate his employment with Key on or before March 1, 2002.

        2.    Payment.    Key shall pay to Robertson the sum of $700,000, less all applicable federal, state, and local taxes and other deductions required by law. The net payment shall be made in a single lump sum on or before March 1, 2002.

        3.    Continuation of Medical Insurance.    Key shall provide Robertson with coverage provided to officers under the Key medical and dental plan through February 29, 2004. For the first eighteen months, the continued coverage shall be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). For the remainder of the covered period, Key will continue the coverage on the same terms as COBRA continuation coverage. For the entire period of coverage, Key will pay the COBRA premium less the amount Robertson would have paid as a payroll deduction for the medical and dental insurance coverage. Robertson shall pay an amount for medical and dental insurance similar to officers erings of the Company. Robertson shall make appropriate arrangements to pay Key an amount equal to the payroll deduction. If not paid, coverage will terminate under the terms of the applicable Plan. If Key or a successor changes medical and/or dental coverage, Robertson shall be provided with coverage with terms similar to coverage and terms provided to officers of Key or its successor(s).

        4.    Retirement Plans.    Robertson shall receive benefits, if any, from the Key retirement plans as and when he may be entitled to receive benefits in accordance with the terms of each plan.

        5.    Stock Options.    By action of the Board on February 21, 2002, the options which were to vest on September 6, 2002 were fully vested on February 21, 2002. These options may be exercised by

Robertson within three months following the date of the termination of Robertson's employment, but not thereafter. Robertson shall make appropriate arrangements with the Company for the payment of all amounts required to be withheld under federal, state, and local tax laws upon exercise of the options.

        6.    Unused Vacation.    Key shall pay to Robertson in a single lump sum on or before March 1, 2002 an amount equal to the value of any unused vacation earned prior to March 1, 2002.

        7.    No Other Benefits.    Except as provided in this Agreement or as may be required by the Internal Revenue Code and Employee Retirement Income Security Act of 1974, as amended, and other applicable law Robertson shall not be entitled to any employee benefits following his separation from employment with Key.

        8.    Release by Robertson.    (a) In consideration of the rights and obligations created by this Agreement, the receipt and sufficiency of which are hereby acknowledged, Robertson for himself, his heirs, personal representatives, successors and assigns, hereby fully and forever releases and discharges Key, its subsidiaries, affiliates, and each of them, as well as their officers, directors, shareholders, employees, agents, attorneys, successors and assigns, from any and all claims, demands, obligations, actions, liabilities and damages of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, that Robertson may now have or claim at any future time to have, based in whole or in part upon any act or omission through the date of his separation from employment with Key, including without limitation those claims, demands, obligations, actions, liabilities and damages arising from, relating to or based upon Robertson's employment with Key or separation from employment with Key.

          (b)  Robertson agrees that the release in subparagraph 8(a) includes but is not limited to an express waiver of rights and claims under federal and state statutes that prohibit employment discrimination on the basis of sex, race, national origin, religion, disability and age, such as the Age Discrimination in Employment Act of 1987, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, and the Colorado Civil Rights Act, as well as all common law rights and claims, such as breach of contract, express or implied, tort, whether negligent or intentional, constructive discharge, and wrongful discharge. Robertson agrees that the benefits under this Agreement, which he accepts by signing this Agreement and to which he would not otherwise be entitled, have value to him. Robertson, with the advice of competent counsel, and after having been advised to consult with an attorney, affirms that he has had at least 21 days in which to consider executing this Agreement. Robertson is further aware of his right to revoke the waiver of claims within 7 days after signing this Agreement. If Robertson revokes the waiver of claims contained in this paragraph within 7 days after signing this Agreement, he shall immediately return to Key all sums he has received pursuant to this Agreement and in that event this Agreement shall be of no further force or effect.

        9.    Release by Key.    In consideration of the rights and obligations created by this Agreement, the receipt and sufficiency of which are hereby acknowledged, Key, for itself, its subsidiaries, affiliates, and each of them, as well as their officers, directors, shareholders, employees, agents, attorneys, successors and assigns, hereby fully and forever releases and discharges Robertson, his heirs, personal representatives, successors and assigns, from any and all claims, demands, obligations, actions, liabilities and damages of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected that Key may now have or claim at any future time to have, based in whole or in part upon any act or omission through the date of Robertson's separation from employment with Key, including without limitation those claims, demands, obligations, actions, liabilities and damages arising from, relating to or based upon Robertson's employment with Key or separation from employment with Key.

        10.    Termination Employment Agreement.    The Employment Agreement dated September 1, 1992 shall be null and void and shall have no effect upon the execution of this Agreement. Robertson waives all claims arising under the Employment Agreement.

        11.    Miscellaneous.

          (a)    Amendment.    This Agreement may be amended or modified only by a writing signed by both parties.

          (b)    No Assignment.    This Agreement may not be assigned by either party; provided however, that this Agreement shall be binding on the heirs and successors to each party.

          (c)    Entire Agreement.    This Agreement contains the entire agreement between the parties and supersedes any prior agreements or understandings, whether written or oral.

          (d)    Severability.    If any part of this Agreement is declared to be unenforceable, all other provisions of this Agreement shall remain enforceable.

          (e)    Governing Law.    This Agreement shall be construed in accordance with the internal law of the State of Colorado.

          (f)    Arbitration.    If any dispute involving this Agreement or any aspect of Robertson's employment relationship with Key arises, then the dispute shall be determined through binding arbitration in Denver, Colorado in accordance with the employment arbitration procedures of the American Arbitration Association ("AAA") existing at the time the arbitration is conducted, before a single arbitrator chosen in accordance with AAA procedures, and the decision of the arbitrator shall be enforceable as a court judgment. All arbitration proceedings shall be confidential. If any dispute is not arbitrated, Robertson and Key hereby agree to waive their right to a jury trial.

          (g)    Taxes and Withholding.    Robertson shall be responsible for all applicable federal, state, and local taxes and any other deductions required by law for all payments made under this Agreement.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

KEY PRODUCTION COMPANY, INC.
ATTEST:
By:
MONROE W. ROBERTSON

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AGREEMENT